EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

ACCO Brands Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(3)	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock	Rule 457(c) Rule 457	(h)	24,720,387	$7.13	$176,256,359.31	0.0000927	$16,338.96
Total Offering Amounts							$176,256,359.31		$16,338.96
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due									$16,338.96

(1)

There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”) as a result of the antidilution provisions contained therein, and such indeterminate amount of plan interests.

(2)

Reflects shares available for issuance under the Plan, which is comprised of (i) 7,250,000 shares, plus (ii) the number of shares that remained available for grant under the 2019 ACCO Brands Corporation Incentive Plan, as amended (the “2019 Plan”), as of May 17, 2022, plus (iii) the number of shares subject to outstanding awards under the 2019 Plan as of May 17, 2022, all or a portion of which may become available for grant under the Plan if such shares cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards, including shares withheld to satisfy the exercise price or tax withholding obligations associated with the exercise, vesting or settlement of such awards) on the basis of (A) one share for each share issued as an option or stock appreciation right and (B) 2.0 shares for each share issued as a full-value award, plus (iv) the number of shares subject to outstanding awards under the ACCO Brands Corporation Incentive Plan (As Amended and Restated Effective May 12, 2015) as of May 17, 2022, all or a portion of which may become available for grant under the Plan if such shares cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards, including shares withheld to satisfy the exercise price or tax withholding obligations associated with the exercise, vesting or settlement of such awards) on the basis of (A) one share for each share issued as an option or stock appreciation right and (B) 2.06 shares for each share issued as a full-value award.

(3)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low trading prices ($7.29 and $6.96, respectively) of the Common Stock on May 10, 2022, as reported on the New York Stock Exchange.